Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Standard BioTools Inc.

(Exact name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share, reserved for issuance pursuant to the Standard BioTools Inc. 2022 Inducement Equity Incentive Plan	Rule 457(c) and 457(h)	9,492,540(2)	$3.80(3)	$36,071,652.00	0.0000927	$3,343.85
Total Offering Amounts					$36,071,652.00		$3,343.85
Total Fee Offsets							–
Net Fee Due							$3,343.85

(1) Represents shares of common stock, par value $0.001 per share (“Common Stock”) of Standard BioTools Inc. (the “Registrant”) available for issuance pursuant to awards granted pursuant to the Registrant’s Standard BioTools Inc. 2022 Inducement Equity Incentive Plan (the “Inducement Plan”). In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Inducement Plan by reason of an event such as any stock split, stock dividend or similar adjustment effected without the Registrant’s receipt of consideration that increases the number of the outstanding shares of Common Stock.

(2) Consists of 9,492,540 shares of Common Stock that are issuable under the Inducement Plan pursuant to its terms.

(3) Estimated in accordance with Rules 457 (c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $3.80 per share, which represents the average of the high and low prices of the registrant’s common stock on March 29, 2022, as reported on the Nasdaq Global Select Market.